Subsidiaries of the Registrant                                  Exhibit 21

    As of Dec. 27, 1996, Registrant was the beneficial owner of 100% of the common stock the following significant subsidiaries:

CSX Transportation Inc. (a Virginia corporation),
Sea-Land Service Inc. (a Delaware corporation),
CSX Intermodal Inc. (a Delaware corporation) and
American Commercial Lines Inc. (a Delaware corporation).

    As of Dec. 27, 1996, the other subsidiaries included in registrant's consolidated financial statements, and all other subsidiaries considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary.